PROSPECTUS SUPPLEMENT
(To Prospectus dated January 29, 1998)

                                1,307,502 Shares

                             BIG ENTERTAINMENT, INC.

         This Prospectus Supplement updates the list of selling shareholders contained in our Prospectus dated January 29, 1998. Explorer Partners, LLC, which was listed as a selling shareholder, was dissolved effective December 31, 1998 and the warrants held by Explorer were distributed to the following people. The shares of our common stock listed in the table below are issuable upon exercise of the warrants that the selling shareholders received from Explorer.


                               OWNERSHIP OF SHARES                       OWNERSHIP OF SHARES
                                 OF COMMON STOCK        NUMBER OF         OF COMMON STOCK
                                PRIOR TO OFFERING        SHARES            AFTER OFFERING
   NAME AND ADDRESS OF          -----------------        OFFERED          -----------------
   SELLING SHAREHOLDER         SHARES    PERCENTAGE      HEREBY        SHARES      PERCENTAGE
   -------------------         ------    ----------      ------        ------      ----------
Timothy J.                     1,250         *            1,250           0              0
and Stephanie A. Keating
21 Harrington Road
Moraga, CA 94556

Michael Primasing              2,500         *            2,500           0              0
and Lori-Hattrick
Primasing Family Trust
26 St. Andrew's Place
Alamo, CA  94507

Brent and Patrice              5,000         *            5,000           0              0
Clapacs Family Trust
34 Morella Road
Mosman 2088
New South Wales
AUSTRALIA

Jeffrey D. Goshay              23,749        *           23,749           0              0
Headwaters Capital
220 Montgomery Street
Suite 500
San Francisco, CA 94104

------------
* Less than one percent.

         These selling shareholders have each agreed to limit their combined sales of our common stock so that the total number of shares sold by all of them as a group on any single trading day will not be more than five percent of the average daily trading volume of our common stock as reported on the Nasdaq SmallCap Market (or any other market on which our stock may be subsequently listed) for the ten trading days immediately preceding the date of such sales).

          The date of this Prospectus Supplement is February 22, 1999.